Exhibit 99.8
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                        Report of Independent Accountants


The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, NY 10286

                        Wachovia Credit Card Master Trust

We have examined management's assertion, included in the accompanying Report of Management on Compliance, that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, complied with Sections 3.2, 3.4, 4.2, and 4.3 of the Amended and Restated Pooling and Servicing Agreement dated as of June 4, 1999, between the Company and The Bank of New York (the "Agreement") and Section 7, Article IV of the Series 1995-1, Series 1999-1, Series 1999-2, and Series 2000-1 Supplements to the Amended and Restated Pooling and Servicing Agreement dated October 26, 1995, March 24, 1999, September 21, 1999, and August 1, 2000, respectively (the "Supplements"), during the period November 1, 1999 through October 31, 2000. Management is responsible for the Company's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with specified requirements.

In our opinion, management's assertion that the Company complied with the aforementioned requirements during the period November 1, 1999 to October 31, 1999 is fairly stated, in all material respects.

This report is intended solely for the information and use of The First National Bank of Atlanta and The Bank of New York and is not intended to be and should not be used by anyone other than these specified parties.


                                                     /s/  Ernst & Young LLP   .
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November 14, 2000


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